Exhibit 99.1

Vicor Corporation Reports Results for Fourth Quarter and Year Ended December 31, 2014

ANDOVER, MA -- (Marketwired - February 23, 2015) - Vicor Corporation (NASDAQ: VICR) today reported financial results for the fourth quarter and year ended December 31, 2014. These results will be discussed later today at 5:00 p.m. Eastern Time, during management's quarterly investor conference call. The details for the call are presented below.

Revenues for the fourth quarter ended December 31, 2014, increased to $60,735,000, compared to $55,258,000 for the corresponding period a year ago, and increased from $58,402,000 for the third quarter of 2014. Fourth quarter bookings increased to $62,336,000 from $46,251,000 for the corresponding period a year ago, but decreased from $65,559,000 for the third quarter of 2014.

Gross margin increased to $26,116,000 for the fourth quarter of 2014, compared to $23,431,000 for the corresponding period a year ago, and increased from $25,550,000 for the third quarter of 2014. Gross margin, as a percentage of revenue, increased to 43.0% for the fourth quarter of 2014, compared to 42.4% for the fourth quarter of 2013, but declined from 43.7% for the third quarter of 2014.

Net loss for the fourth quarter was nil, or $0.00 per share, compared to a net loss of ($13,102,000), or ($0.34) per share, for the corresponding period a year ago and a net loss of ($3,674,000), or ($0.10) per share, for the third quarter of 2014. Included in the net loss for the fourth quarter of 2013 was an increase in the valuation allowance for all remaining federal net deferred tax assets on our balance sheet as of December 31, 2013, by approximately $10,200,000, which was recorded in our statement of operations as a corresponding increase in the fourth quarter of 2013 tax provision. Also included in the net loss for the third quarter of 2014 were a charge of approximately $2,000,000 for the cost of severance and other employee-related costs associated with the consolidation of Sunnyvale, CA, manufacturing operations to Andover, MA, and approximately $3,023,000 of legal fees related to ongoing intellectual property litigation. For the fourth quarter of 2014, such legal fees totaled approximately $1,455,000.

Revenues for the year ended December 31, 2014, increased by 13.3% to $225,731,000 from $199,160,000 for the prior year. Net loss for the current year was ($13,887,000), or ($0.36) per share, compared to a net loss of ($23,640,000), or ($0.60) per share, for the prior year.

Cash flow from operations totaled $740,000 for the fourth quarter and $2,191,000 for the year ended December 31, 2014, compared to cash used for operations of ($2,010,000) for the fourth quarter of 2013 and ($4,690,000) for the year ended December 31, 2013. Cash and cash equivalents increased by $2,001,000 to approximately $55,187,000 at the end of the fourth quarter of 2014 from $53,186,000 at the end of the third quarter of 2014.

Total backlog at the end of 2014 was $54,249,000, compared to $52,544,000 at the end of the third quarter, and $44,659,000 at the end of 2013.

Regarding fourth quarter performance, Dr. Patrizio Vinciarelli, Chief Executive Officer, commented, "I am pleased with the progress evidenced by the sequential increase in consolidated revenue, which drove a break-even performance for the period. Increasing contributions from VI Chip and Picor were complemented by steady results from the Brick Business Unit."

"Throughout 2015, the pace of introduction of highly differentiated Vicor products will accelerate, enabling end-to-end implementation of Factorized Power solutions across a broad range of applications. Families of ChiP BCMs, NBMs, DCMs, VTMs, and PRMs are scheduled for release, as are additional members of our family of SiP point of load regulators. For chassis-mount front-end applications, upstream of the point of load, we will unveil next generation system solutions, which we are calling "VIA" (short for Vicor Integrated Adapter) products. VIAs incorporate ChiPs within mechanically and thermally adept packages. Among the game-changers in the VIA family are PFM-based AC-DC converters, as well as BCM, NBM and DCM DC-DC converters. Architected with ease of use in mind, VIA front ends will provide attractive power system solutions across a multiplicity of markets."

"In December we completed the previously announced consolidation of our Westcor manufacturing operations, based in Sunnyvale, into our Andover facility. I am pleased with the smooth transition, as we began manufacturing Westcor AC systems in Andover in January. Considerable strategic benefits and operational efficiencies are expected from this consolidation."

For more information on Vicor and its products, please visit the Company's website at www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call today, Monday, February 23, 2015 at 5:00 p.m. Eastern Time. Shareholders interested in participating in the call should call 888-339-2688 at approximately 4:50 p.m. and use the Passcode 62672218. Internet users may listen to a real-time audio broadcast of the conference call on the Investor Relations section of Vicor's website at www.vicorpower.com. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot participate in the conference call, a replay will be available, shortly after the conclusion of the call, through March 10, 2015. The replay dial-in number is 888-286-8010 and the Passcode is 26564337. In addition, a webcast replay of the conference call will also be available on the Investor Relations section of Vicor's website at www.vicorpower.com beginning shortly after the conclusion of the call.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and, the words "believes," "expects," "anticipates," "intend," "estimate," "plans," "assumes," "may," "will," "would," "should," "continue," "prospective," "project," and other similar expressions identify forward-looking statements. Forward-looking statements also include statements regarding bookings, shipments, revenue, profitability, targeted markets, increase in manufacturing capacity and utilization thereof, future products and capital resources. These statements are based upon management's current expectations and estimates as to the prospective events and circumstances that may or may not be within the company's control and as to which there can be no assurance. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including those economic, business, operational and financial considerations set forth in Vicor's Annual Report on Form 10-K for the year ended December 31, 2013, under Part I, Item I -- "Business," under Part I, Item 1A -- "Risk Factors," under Part I, Item 3 -- "Legal Proceedings," and under Part II, Item 7 -- "Management's Discussion and Analysis of Financial Condition and Results of Operations." The risk factors set forth in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in the Annual Report on Form 10-K should be read together with other reports and documents filed with the Securities and Exchange Commission from time to time, including Forms 10-Q, 8-K and 10-K, which may supplement, modify, supersede or update those risk factors. Vicor does not undertake any obligation to update any forward-looking statements as a result of future events or developments.

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to customers in the higher-performance, higher-power segments of the power systems market, including aerospace and defense electronics, enterprise and high performance computing, industrial equipment and automation, telecommunications and network infrastructure, and vehicles and transportation markets.

VICOR CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS
(Thousands except for per share amounts)

                                  QUARTER ENDED            YEAR ENDED
                                   (Unaudited)             (Unaudited)

                             ----------  ----------  ----------  ----------
                               DEC 31,     DEC 31,     DEC 31,     DEC 31,
                                2014        2013        2014        2013
                             ----------  ----------  ----------  ----------

Net revenues                 $   60,735  $   55,258  $  225,731  $  199,160
Cost of revenues                 34,619      31,827     128,611     117,681
                             ----------  ----------  ----------  ----------
    Gross margin                 26,116      23,431      97,120      81,479

Operating expenses:
    Sales & administration       15,830      16,917      68,197      60,737
    Research & development       10,240      10,148      41,479      39,848
    Severance and other
     charges                        224           -       2,207       1,361
                             ----------  ----------  ----------  ----------
      Total operating
       expenses                  26,294      27,065     111,883     101,946
                             ----------  ----------  ----------  ----------

Loss from operations               (178)     (3,634)    (14,763)    (20,467)

Other income (expense), net         220         (10)        268           2
                             ----------  ----------  ----------  ----------

Income (loss) before income
 taxes                               42      (3,644)    (14,495)    (20,465)

Provision (benefit) for
 income taxes                        85       9,376        (425)      3,039
                             ----------  ----------  ----------  ----------

Consolidated net loss               (43)    (13,020)    (14,070)    (23,504)

Less: Net income (loss)
 attributable to
 noncontrolling interest            (43)         82        (183)        136
                             ----------  ----------  ----------  ----------

Net loss attributable to
 Vicor Corporation           $        0  $  (13,102) $  (13,887) $  (23,640)
                             ==========  ==========  ==========  ==========

Net loss per share
 attributable to Vicor
 Corporation:
    Basic                    $     0.00  $    (0.34) $    (0.36) $    (0.60)
    Diluted                  $     0.00  $    (0.34) $    (0.36) $    (0.60)

Shares outstanding:
    Basic                        38,641      38,539      38,569      39,195
    Diluted                      38,641      38,539      38,569      39,195

VICOR CORPORATION

CONSOLIDATED BALANCE SHEET
(Thousands)

                                                  DEC 31,        DEC 31,
                                                    2014           2013
                                                (Unaudited)    (Unaudited)
                                               -------------  -------------
Assets

Current assets:
    Cash and cash equivalents                  $      55,187  $      56,339
    Short-term investments                               270            463
    Accounts receivable, net                          28,431         27,683
    Inventories, net                                  26,328         29,696
    Deferred tax assets                                  107            131
    Other current assets                               3,155          4,212
                                               -------------  -------------
      Total current assets                           113,478        118,524

Long-term investments                                  3,002          5,188
Property and equipment, net                           37,387         40,092
Other assets                                           1,675          1,836
                                               -------------  -------------

                                               $     155,542  $     165,640
                                               =============  =============

Liabilities and Equity

Current liabilities:
    Accounts payable                           $       7,932  $       8,677
    Accrued compensation and benefits                  8,663          8,055
    Accrued expenses                                   3,178          2,841
    Accrued severance charges                          1,904             49
    Income taxes payable                                  41             15
    Deferred revenue                                   1,439          1,018
                                               -------------  -------------
      Total current liabilities                       23,157         20,655

Long-term deferred revenue                               637            974
Long-term income taxes payable                           867          1,339
Deferred income taxes                                    329            335

Equity:
  Vicor Corporation stockholders' equity:
    Capital stock                                    172,412        169,984
    Retained earnings                                 94,758        108,645
    Accumulated other comprehensive loss                (471)          (526)
    Treasury stock                                  (138,927)      (138,927)
                                               -------------  -------------
      Total Vicor Corporation stockholders'
       equity                                        127,772        139,176
  Noncontrolling interest                              2,780          3,161
                                               -------------  -------------
    Total equity                                     130,552        142,337
                                               -------------  -------------

                                               $     155,542  $     165,640
                                               =============  =============

For further information contact:

James A. Simms
Chief Financial Officer
Voice: 978-470-2900
Facsimile: 978-749-3439
invrel@vicorpower.com